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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
FiberMark
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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P.O. Box 498    •    Brattleboro, Vermont 05302

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

MAY 21, 2003

TO THE SHAREHOLDERS:

        Notice is hereby given that the Annual Meeting of Shareholders of FiberMark, Inc., a Delaware corporation, will be held on Wednesday, May 21, 2003, at 1:30 p.m. at Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, for the following purposes:

  1.
  To elect nine directors to serve for the ensuing year and until their successors are elected and qualified.

  2.
  To ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2003.

  3.
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

        The Board of Directors has established the close of business on March 24, 2003, as the record date for the determination of those shareholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

        All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the proxy in the enclosed reply envelope. Even if you have given your proxy, you may still vote in person if you attend the meeting. If shares are not held in your name, you must obtain a proxy issued in your name from the record holder if you plan to vote at the meeting.

By Order of the Board of Directors
/s/ PETER B. TARR Peter B. Tarr Secretary and General Counsel

Brattleboro, Vermont
March 27, 2003

FIBERMARK, INC.

 P.O. Box 498    •    Brattleboro, Vermont 05302

PROXY STATEMENT

May 21, 2003

TABLE OF CONTENTS

Information Concerning Solicitation and Voting	1
Proposal 1—Election of Directors	3
Proposal 2—Ratification of Selection of Independent Auditors	6
Security Ownership of Certain Beneficial Owners and Management	7
Executive Compensation and Other Information	9
Certain Transactions	17
Section 16(a) Beneficial Ownership Reporting Compliance	17
Other Matters	17

INFORMATION CONCERNING SOLICITATION AND VOTING

General

        The enclosed proxy is solicited on behalf of the Board of Directors of FiberMark, Inc., a Delaware corporation, for use at the Annual Meeting of Shareholders to be held on May 21, 2003, at 1:30 p.m. (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes outlined in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts. We intend to mail this proxy statement and accompanying proxy card on or about April 14, 2003, to all shareholders entitled to vote at the Annual Meeting.

Solicitation

        FiberMark will bear the entire cost of solicitation of proxies including the preparation, assembly, printing, and mailing of this proxy statement, the proxy, and any additional information to be furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of our common stock beneficially owned by others, which they will then forward to such beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by personal solicitation by our directors, executive officers, or other employees. No additional compensation will be paid to our directors, executive officers, or other employees for such services.

Householding Annual Meeting Materials

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports to save duplicate mailings for shareholders and help reduce our expenses. This means that a single copy of our proxy statement and annual report to shareholders may have been sent to multiple shareholders in your household, unless you have provided contrary instructions. We will promptly deliver a separate copy of either document to you if you contact us at the address below. If you would like to receive separate copies of the proxy statement or annual report in the future, or if you are receiving multiple copies and would like to receive only one copy per household, please contact your bank, broker or other nominee record holder, or you may contact us at the address or telephone listed below. If you hold your shares directly, registered in your name, you may receive multiple copies.

Annual Report

        We are mailing our 2002 annual report and Annual Report on Form 10-K for the fiscal year ended December 31, 2002 with this proxy, neither of which are a part of the proxy solicitation materials.

        We will provide a copy, free of charge, of this proxy, as well as our annual, quarterly and current reports filed with the SEC, to any shareholder who contacts investor relations at the addresses or phone number listed below. Additionally, our annual report, 10-K and other SEC filings may be accessed on our Web site or at:

FiberMark, Inc. 161 Wellington Road P. O. Box 498 Brattleboro, VT 05302	Phone: 802 257 0365 Fax: 802 257 5900 E-mail: info@fibermark.com www.fibermark.com

Voting Rights and Outstanding Shares

        Our Board of Directors has fixed the close of business on March 24, 2003, as the record date for determining those shareholders entitled to vote at the Annual Meeting. Only holders of record of our common stock at the close of business on March 24, 2003, will be entitled to notice of and to vote at the Annual Meeting. As of our record date, we had 7,066,226 shares of common stock outstanding and entitled to vote.

        The holders of a majority of the shares of our common stock issued and outstanding and entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business at the Annual Meeting. Each holder of record of common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. The affirmative vote of the holders of a plurality of the shares of common stock present or represented by proxy and voting at the Annual Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy and voting at the Annual Meeting is required for the ratification of the selection of independent auditors.

        All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes on each proposal to be voted upon at the meeting. Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on matters (such as the election of directors and the ratification of the selection of the auditors) that require the affirmative vote of a plurality or a majority of the votes cast or the shares voting on the matter.

Revocability of Proxies

        Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. A proxy may be revoked by filing a written notice of revocation or a duly executed proxy bearing a later date with our Secretary at our corporate headquarters, P.O. Box 498, Brattleboro, Vermont 05302, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Shareholder Proposals

        Under Section 5(b) of our bylaws and Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), proposals by our shareholders must be given in writing to the Secretary in a timely manner. Timely proposals must be received at our corporate offices not less than 120 calendar days before our proxy statement is released to shareholders in connection with the current year's Annual Meeting of Shareholders. We did not receive any timely proposals for the 2003Annual Meeting. Proposals for the 2004 Annual Meeting of Shareholders must be received at our corporate offices no later than December 11, 2003.

Shareholder Nomination of Directors

        Our Nominating Committee will consider nominations proposed by shareholders. Under Section 5(c) of our bylaws, nominations for election to the Board of Directors by our shareholders must be made in accordance with the requirements of the bylaws. We did not receive any timely nominations for the 2003 Annual Meeting. Nominations for the 2004 Annual Meeting of Shareholders should be received at our corporate offices no later than December 11, 2003.

PROPOSAL 1

ELECTION OF DIRECTORS

        There are nine nominees for our Board of Directors. Each director will hold office until the next annual meeting of shareholders or until a successor is elected and has qualified, or until such director's earlier death, resignation, or removal. The terms "Board of Directors" or "Board" may be used interchangeably throughout this proxy statement and refer to our Board of Directors.

        Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nine nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

        Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote. There are no family relationships among any of our directors or executive officers.

Nominees

        Alex Kwader, age 60, has been chairman of the Board of FiberMark since February 2002, in addition to serving as chief executive officer and a director of FiberMark since 1991. He also served as president until January 2002. He has been employed by the company and its predecessor, Boise Cascade Corp. ("BCC") since 1970. He served as senior vice president of the company from March 1990 to August 1991 and as vice president from the company's inception in June 1989 until March 1990. From 1970 until June 1989, Mr. Kwader was employed by BCC in various managerial positions. He was general manager of the Pressboard Products Division from 1986 until June 1989. From 1980 to 1985, he served as general manager of the Latex Fiber Products Division of BCC. Mr. Kwader holds a B.S. in Mechanical Engineering from the University of Massachusetts and an M.S. from Carnegie Mellon University, and attended the Harvard Business School Executive Program.

        Brian C. Kerester, age 44, has been a director since May 1996. Mr. Kerester has been an independent consultant working with start-up technology-based companies since August 2001. From March 2000 to June 2001, he was chief financial officer for Collabria, Inc., a supply chain software company for the printing industry. From 1996 through 1999, Mr. Kerester held various positions at Distribution Dynamics, Inc. (DDI), including chief financial officer and executive vice president of development. From 1988 to 1996, Mr. Kerester held a variety of positions, including operating affiliate and partner at McCown De Leeuw & Co., a private equity firm. Mr. Kerester previously worked with The First Boston Corporation in the Venture Capital Group from 1984 through 1986, and Bankers Trust Company in the World Corporate Department from 1981 to 1984. He holds a B.S. in Economics from The Wharton School, University of Pennsylvania and an M.B.A. from Columbia Business School.

        Marion A. Keyes, IV, age 64, has been a director of the company since August 1997. He is currently and has served as senior vice president, technology and business development and planning at Fisher-Rosemount, Inc. and president of Rosemount Analytical, Inc. since December 1993. Mr. Keyes served as president of Trice Engineering Inc. and chairman of DCOM Corporation from 1991 and 1990, respectively, to 1993. From 1989 to 1995, he served as senior vice president, group executive, and a member of the Executive Operating Committee of McDermott International Inc. Mr. Keyes also served as president and chief operating officer of Bailey Controls from 1980 to 1991. He received a B.S. in chemical engineering from Stanford University, an M.S. in electrical engineering from the University of Illinois and an M.B.A. from Baldwin Wallace College.

        Glenn S. McKenzie, age 50, has been a director of the company since May 1999, and previously served as a director from January 1994 to May 1998. Since October 1991, Mr. McKenzie has been president of Alpha Investments, Inc., a management consulting firm. Mr. McKenzie currently serves as a director of Young America Holdings, Inc. Mr. McKenzie holds a B.A. in economics and an M.B.A. from the University of North Carolina.

        A. Duncan Middleton, age 56, joined FiberMark and assumed his role as president in January 2002, and was elected as a director in February 2002. Most recently, he was senior vice president for Ahlstrom FiberComposites in Windsor Locks, Connecticut. He previously served as president and senior vice president in the nonwoven materials business of its predecessor, the Dexter Corporation, gaining significant international experience in the U.S., Belgium, Scotland, and Scandinavia. Earlier with Dexter, he held the positions of director—business development, director—operations planning, and financial director—Europe. Mr. Middleton holds a Higher National Diploma in Business Studies from Scottish College of Commerce, and is qualified as a Cost and Management Accountant (CIMA).

        Jon H. Miller, age 65, has been a director of the company since its inception in June 1989. Mr. Miller was president and chief operating officer of BCC from 1978 until his retirement in 1990. He is also chairman of the board for IDA Corp, Inc., and a director of Idaho Power Company. Mr. Miller received a B.A. in economics and an M.B.A. from Stanford University.

        K. Peter Norrie, age 63, served as chairman of the Board of Directors of the company from June 1989 to February 2002 and as chief executive officer from June 1989 to November 1990. Mr. Norrie is currently the President of Parma Laboratories, Inc. and has served in such capacity since 1992. From 1976 until June 1989 Mr. Norrie was senior vice president and general manager of BCC's Paper Group. From 1964 to 1976 he was employed by BCC in various management positions, including vice president and general sales manager of the White Paper Division of the Paper Group. Mr. Norrie received a B.S. in civil engineering from Gonzaga University and an M.B.A. from Harvard University.

        Elmar B. Schulte, age 61, has been a director of the company since May 1998. Dr. Schulte founded and has been a managing general partner of Dr. Schulte Vermoegensverwaltungs-KG since 1981 and is a private investor. He served as senior vice president of Deutsche Leasing AG, Frankfurt, from 1976 to 1980. From 1971 to 1976 he was employed by Clark Equipment Corporation in various management positions including corporate division controller and business manager for Clark International Marketing SA, Brussels. He currently serves as director of KAIROS Real Estate Inc., (Montreal, Que.), a land developer. Dr. Schulte received his diploma in business and Ph.D. in economics from the University of Muenster, Germany and an M.B.A. from the European Institute of Business Administration (INSEAD), Fontainebleau, France.

        Edward P. Swain, Jr., age 67, has been a director of the company since February 1998. Mr. Swain served as president of P T Holdings Corporation from January 1992 to February 2002, having been president and chief executive officer (CEO) of Port Townsend Paper Corporation from January 1992 until December of 1997 and acting president and CEO starting in August 1991. Previously, Mr. Swain was a partner in a major Seattle law firm, assistant general counsel of BCC, and president of a venture capital firm. He currently serves as treasurer, chairman of the Finance Committee and a member of the Executive Committee of the Board of Trustees of the Museum of Flight in Seattle, Washington. He is also a director of eAcceleration, Inc., a software company located in Poulsbo, Washington. Previous directorships included Orbanco Financial Services Corporation, Northwest Acceptance Corporation and The Oregon Bank. Mr. Swain received his B.A. from Williams College and a LL.B. from Harvard Law School.

Board of Directors Meetings and Committees

        The Board of Directors has responsibility for establishing broad corporate policies and reviewing the company's overall performance rather than day-to-day operations. The Board's primary responsibility is to oversee the management of the company and, in so doing, serve the best interests of the company and its shareholders. The Board selects, evaluates and provides for the succession of executive officers and, subject to stockholder election, directors. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential significant financial impact on the company.

        The Board of Directors met ten times in 2002 (including 6 teleconference meetings). During 2002, each of the directors attended 75% or more of the total number of meetings of the Board of Directors and the committees of which such director was a member. Messrs. Kwader and Middleton are the only directors who are also employees of the company. They do not participate in any meeting at which their compensation is evaluated. All members of all committees are non-employee directors, except Mr. Kwader who was a member of the company's former Executive Committee, which was dissolved in February 2003.

        In 2002 the Board had an Audit Committee, a Compensation Committee and an Executive Committee. On February 19, 2003, the Board reconstituted its committees and membership, dissolving the Executive Committee and adding a Nominating and Corporate Governance Committee.

        The Audit Committee for 2002 was composed of three directors: Messrs. Swain (Chair), Kerester and McKenzie. The Audit Committee met nine times during 2002 (including 7 teleconference meetings). Effective February 19, 2003, the Audit Committee is composed of Messrs. McKenzie (Chair), Kerester and Schulte.

        The Compensation Committee for 2002 was composed of three directors: Messrs. Miller (Chair), Norrie and Schulte. The Compensation Committee met once during 2002. Effective February 19, 2003, the Compensation Committee is composed of Messrs. Miller (Chair), McKenzie and Schulte.

        The Executive Committee was authorized to act on behalf of the Board, except for matters expressly reserved for board action by law or our by-laws. The Executive Committee for 2002 was composed of four directors: Messrs. Norrie (Chair), Keyes, Miller and Kwader, but did not meet during 2002. Effective February19, 2003, the Executive Committee was dissolved.

        The Nominating and Corporate Governance Committee was established on February 19, 2003, and consists of Messrs. Swain (Chair), Keyes and Miller. The purpose of the Nominating and Corporate Governance Committee is to identify individuals qualified to become Board members, recommend to the Board the persons to be nominated by the Board for election as directors at the annual meeting of shareholders, develop and recommend to the Board a set of corporate governance principles, and oversee the evaluation of the Board and management.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH
NAMED NOMINEE.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        The Board of Directors has selected KPMG LLP as our independent auditors for the fiscal year ending December 31, 2003, and has directed that management submit the selection of independent auditors for ratification by the shareholders at the 2003 Annual Meeting. KPMG has audited our financial statements since May 1996. We expect representatives of KPMG to be present at the Annual Meeting. They will have the opportunity to make a statement, if they so desire, and will also be available to respond to appropriate questions from shareholders.

        Shareholder ratification of the selection of KPMG as our independent auditors is not required by our Bylaws or otherwise. However, the Board is submitting the selection of KPMG to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent auditing firm at any time during the year if they determine that such a change would be in the best interests of FiberMark and its shareholders.

        The affirmative vote of the holders of a majority of the shares represented and entitled to vote at the meeting will be required to ratify the selection of KPMG.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF
PROPOSAL 2.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the ownership of our common stock as of January 31, 2003, by: (i) each director; (ii) each of the executive officers named in the Summary Compensation Table employed by us in that capacity on December 31, 2002; (iii) all FiberMark executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than 5% of our common stock.

	Beneficial Ownership(1)
Beneficial Owner(2)	Number of Shares	Percent of Total
Dimensional Fund Advisors(4) 1299 Ocean Avenue, 11 Floor Santa Monica, CA 90401	573,385	8.1%
Heartland Advisors, Inc.(4) 789 North Water Street Milwaukee, WI 53202	533,550	7.6%
Benson Associates L.L.C.(4) 111 S.W. Fifth Avenue, Suite 2130 Portland, OR 97204	495,050	7.0%
Investment Counselors of Maryland(4) 803 Cathedral Street Baltimore, MD 21201-5297	476,700	6.7%
Wilen Management(4) 2360 West Joppa Road Lutherville, MD 21093	385,000	6.2%
Alex Kwader, Chairman of the Board and Chief Executive Officer(5)	249,917	3.3%
A. Duncan Middleton, President and Director(6)	30,000	*
Brian C. Kerester, Director(7)	32,753	*
Marion A. Keyes IV, Director(8)	28,500	*
Glenn S. McKenzie, Director(9)	25,000	*
Jon H. Miller, Director(10)	21,000	*
K. Peter Norrie, Director(11)	53,037	*
Elmar B. Schulte, Director(12)	16,000	*
Edward P. Swain, Jr., Director(13)	28,600	*
Bruce Moore, Senior Vice President and Chief Financial Officer(14)	165,926	2.2%
Walter M. Haegler, Senior Vice President & Managing Director, German Operations(15)	32,200	*
David R. Kruft, Senior Vice President of Sales & Marketing, North American Operations(16)	48,251	*
Robert O. Stein, Senior Vice President of Operations, North American Operations	16,300	*
Directors, executive officers and general managers as a group (13 persons)(18)	747,484	9.9%

*
Represents holdings of less than 1%.

1.
This table is based upon information supplied by executive officers, directors, principal shareholders and Schedules 13D and 13G, if any, filed with the Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

2.
Unless otherwise noted, the address of each beneficial owner is c/o FiberMark, P.O. Box 498, Brattleboro, VT 05302

3.
Applicable percentages of ownership are based on 7,556,477 outstanding shares of our common stock on January 31, 2003, adjusted as required by rules promulgated by the Commission.

4.
Based on the number of shares owned by each entity as of January 31, 2003.

5.
Includes 159,150 shares subject to options that are currently exercisable or will become exercisable within 60 days of January 31, 2003.

6.
Includes 15,000 shares subject to options that are currently exercisable or will become exercisable within 60 days of January 31, 2003.

7.
Includes 28,500 shares subject to options that are currently exercisable or will become exercisable within 60 days of January 31, 2003.

8.
Includes 28,500 shares subject to options that are currently exercisable or will become exercisable within 60 days of January 31, 2003.

9.
Includes 3,000 shares subject to options that are currently exercisable or will become exercisable within 60 days of January 31, 2003.

10.
Includes 21,000 shares subject to options that are currently exercisable or will become exercisable within 60 days of January 31, 2003.

11.
Includes 28,500 shares subject to options that are currently exercisable or will become exercisable within 60 days of January 31, 2003.

12.
Includes 6,000 shares subject to options that are currently exercisable or will become exercisable within 60 days of January 31, 2003.

13.
Includes 28,500 shares subject to options that are currently exercisable or will become exercisable within 60 days of January 31, 2003.

14.
Includes 76,350 shares subject to options that are currently exercisable or will become exercisable within 60 days of January 31, 2003.

15.
Includes 32,200 shares subject to options that are currently exercisable or will become exercisable within 60 days of January 31, 2003.

16.
Includes 48,251 shares subject to options that are currently exercisable or will become exercisable within 60 days of January 31, 2003.

17.
Includes 15,300 shares subject to options that are currently exercisable or will become exercisable within 60 days of January 31, 2003.

18.
Includes 490,251 shares subject to options that are currently exercisable or will become exercisable within 60 days of January 31, 2003.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation of Directors

        Under our director compensation policy, we pay the chairman of the Board of Directors and directors who are not full-time employees a quarterly fee of $4,000 for service on the Board. Additionally, each director receives $1,500 for each meeting attended in person. If a director participates in a Board meeting telephonically, then he receives a fee of $500. A director receives a fee of $1,000 for each committee meeting of the Board of Directors attended. If a director participates in the committee meeting telephonically, the director receives a fee of $500, and if the committee meeting is held in conjunction with a Board meeting, the director receives $750.

        For Board and committee meetings held during the fiscal year ended December 31, 2002, the total compensation paid to all non-employee directors was $189,500. All of the non-employee directors are reimbursed for their travel expenses associated with their attendance at each Board and committee meeting.

        On May 16, 1994, we adopted a Non-Employee Directors Stock Option Plan and reserved a total of 75,000 shares of our common stock for issuance under this plan. Each non-employee director serving on our Board at the time this plan was adopted was granted an option to purchase 7,500 shares of common stock at the then current market price, vesting 20% on the grant date and 20% per year commencing on the first anniversary of the grant date. Subsequent to this initial grant, new directors are granted an option to purchase 7,500 shares of common stock at the market price existing on the grant date and vesting at the rate of 20% per year commencing on the first anniversary of the grant date. On May 9, 1996, this plan was amended to reserve an additional 150,000 shares of common stock for issuance pursuant to the grant of options under the plan. At the time of this amendment, each director was granted an option to purchase 15,000 shares of common stock at the then current market price, vesting eight years from the grant date, with accelerated vesting if our common stock reached certain price levels over a period of time. On May 5, 1998, this plan was amended and restated to reserve an additional 200,000 shares of common stock for issuance pursuant to the grant of options under the plan. Each non-employee director in service at that time was granted an option to purchase 7,500 shares of common stock at the then current market price, vesting at the rate of 20% per year commencing on the first anniversary of the grant date. Additionally, each non-employee director in service at that time was granted an option to purchase 15,000 shares of common stock at the then current market price, vesting eight years from the grant date with accelerated vesting if our common stock reaches certain price levels over a period of time. As of December 31, 2002, 77,750 shares of common stock were available to be granted under this plan.

Summary of Compensation of Executive Officers

        The following table shows for the fiscal years ended December 31, 2000, 2001 and 2002, compensation awarded, paid to, or earned by our chief executive officer and each of the six most highly compensated executive officers other than our chief executive officer (the "Named Executive Officers"):

Summary Compensation Table

		Annual Compensation		Long Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Options(1) (#)	All Other Compensation(2) ($)
Alex Kwader Chairman and Chief Executive Officer	2002 2001 2000	500,016 481,266 425,016	— — 161,506	— — —	1,704,934 30,664 39,137
A. Duncan Middleton President	2002	282,885	—	75,000	15,769
Bruce Moore Vice President and Chief Financial Officer	2002 2001 2000	270,000 262,500 235,002	— — 68,400	— — —	86,494 17,420 23,602
Walter M. Haegler Senior Vice President and Managing Director German Operations	2002 2001 2000	258,277 225,213 207,931	— — 62,719	— — —	1,000 9,832 848
David R. Kruft Senior Vice President Sales and Marketing— North American Operations	2002 2001 2000	243,258 227,010 209,016	— — 60,425	— — —	1,131,165 18,029 20,384
Robert O. Stein Senior Vice President Operations—North American Operations	2002 2001 2000	213,000 183,586 154,632	— — 44,747	— — —	13,523 14,396 14,109

1.
The awards consist of stock option grants under the 1997 Stock Option Plan. These options vest in installments of 20% upon the one-year anniversary of the grant date and 20% upon each anniversary of the grant date thereafter, unless accelerated by the Compensation Committee of the Board of Directors.

2.
Includes matching and discretionary payments under the FiberMark Savings and Supplemental Retirement Plan ("401(k) plan"). The matching payments under this plan to Messrs. Kwader, Middleton, Moore, Kruft and Stein in 2002 were $5,500, $5,500, $5,400, $5,500 and $5,500 respectively. There were no discretionary payments made under this plan in 2002 to any of these individuals. Distributions taken under the non-qualified Deferred Compensation Plan to Messrs. Kwader, Moore and Kruft were $1,688,884, $71,508 and $1,117,537 respectively. The value of other perquisites each of the Named Executive Officers received represented less than 10% of the aggregate salary and bonus earned by them.

Option Grants in the Last Fiscal Year

Individual Option Grants

					Potential Realizable Value of Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
Name	Number of Securities Underlying Options Granted(#)(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)(2)	Expiration Date
					5%($)	10%($)
A. Duncan Middleton	75,000	100.0	6.10	1/14/12	288,000	729,000

1.
Includes January 14, 2002, stock option grant under the 1997 Plan. This option grant vests at the rate of 20% upon the one-year anniversary of the grant date and 20% upon each anniversary of the grant date thereafter, unless accelerated by the Compensation Committee of the Board of Directors. In the event of a merger or change of control, as defined in the 1997 Plan, if the surviving company refuses to assume the options or substitute similar options for those outstanding options under the 1997 Plan, the options shall become immediately exercisable and shall terminate if not exercised prior to such event. Options expire 90 days after an optionee's employment with the company is terminated for any reason, unless the termination is by reason of the optionee's death, disability, or retirement. The options expire 10 years from the grant date. As of December 31, 2002, none of the options granted in the last fiscal year had vested. No option grants were made to the other Named Executive Officers during 2002.

2.
Represents the closing market price of our common stock as reported on the New York Stock Exchange on the day immediately preceding the grant date.

3.
The potential realizable value is based on the term of the option at its time of grant (10 years). It is calculated by assuming that the stock price on the date of grant, which was $6.10, appreciates at the indicated annual rate, compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term for the appreciated stock price.

Aggregated Options in Last Fiscal Year and Fiscal Year End Option Values

        The following table shows, as of December 31, 2002, information regarding unexercised stock options held by the Named Executive Officers.

			Number of Securities Underlying Unexercised Options at December 31, 2002(2)
	Number of Shares Acquired on Exercise				Value of Unexercised In-the-Money Options at December 31, 2002($)(2,3)
Name		Value Realized(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Alex Kwader	84,398	229,563	159,150	15,600	17,813	—
A. Duncan Middleton	—	—	75,000	—	—	111,000
Bruce Moore	42,200	114,784	76,350	8,400	8,438	—
Walter M. Haegler	—	—	32,200	17,800	—	—
David R. Kruft	—	—	48,251	8,400	—	—
Robert O. Stein	—	—	15,300	34,700	—	—

1.
Represents the difference between the exercise price and the fair market value per share of our common stock at the date of exercise. The fair market value was the last sale price of our common stock on the date of exercise as reported on the New York Stock Exchange.

2.
The table includes options granted under the 1992 Amended and Restated Stock Option Plan, the 1994 Stock Option Plan and the 1997 Stock Option Plan as of December 31, 2002, and valued at $7.58, the closing market price of our common stock as reported on the New York Stock Exchange on December 31, 2002, the last trading day of the year.

3.
Value in this table is the aggregate amount by which the market price per share of $7.58 on December 31, 2002, exceeded the aggregate exercise prices of the options reflected.

Employment, Termination and Change-in-Control Arrangements

        The Board of Directors has adopted two severance plans:

        On December 13, 1996, the Board of Directors adopted a severance plan for executive officers and division managers for situations involving a change in control of the company (the "Change of Control Severance Plan"). Under the terms of the Change of Control Severance Plan, a participating employee will generally become entitled to receive benefits if the employee's employment is terminated by us without cause or by the employee for good reason following a change in control. Eligible employees may terminate their employment for good reason within the specified time periods of one or two years from a change in control, unless the employee's termination occurs sooner as the result of death, retirement, termination for cause, or termination other than for good reason.

        The Change of Control Severance Plan has an initial term of three (3) years and thereafter is automatically renewed for successive one (1) year terms, subject to our cancellation or amendment on or after an applicable renewal date. If benefits under the Change of Control Severance Plan would exceed those permitted under Section 280G of the Internal Revenue Code, the benefits are reduced to the largest amount within applicable limits.

        On December 13, 1996, the Board of Directors also approved severance agreements for the Named Executive Officers. The severance agreements entitle the Named Executive Officers to a continuation of their base salary for 12 months, with the exception of Alex Kwader, who is entitled to continuation of his base salary for 24 months. Each severance agreement states that if the Named Executive Officer is terminated without cause and is receiving compensation under the severance agreement, he shall not (i) intentionally divulge, reveal, furnish or make available confidential information that could materially affect our operations, profitability or reputation, (ii) participate in a business which provides for the sale of specialty paper products to individuals or corporations, without our prior written consent, or (iii) solicit any employee to terminate employment with FiberMark.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

        The Board of Directors established the Compensation Committee of the Board of Directors in May 1992 and granted it authority to (i) set compensation levels for executive officers and directors, and (ii) administer our stock option or other compensation plans. To assist the Compensation Committee in the performance of its duties, it collects information, on an informal basis, regarding executive compensation levels at similar sized companies within the paper products industry. The Compensation Committee also obtains reports from consultants surveying the compensation of executive officers employed in the paper industry in similarly sized companies. Since 1995, FiberMark has used compensation consultants to study and evaluate our compensation policies and programs.

        Compensation for all of our employees, including executive officers, is based on the individual employee's experience and responsibilities and FiberMark's economic success. The components of executive compensation are as follows:

        Base Salary.    The Compensation Committee annually reviews the salaries of our executive officers. The general philosophy followed by the Compensation Committee in setting base salaries is to be competitive in our industry. In 2002 the Compensation Committee received a report from Buck Consulting that summarized the compensation paid to executive officers as disclosed in proxy statements of other similarly sized companies in general and in the paper industry in particular to evaluate the compensation paid to senior management. Some of these companies are in the group utilized for comparison of the performance of the price of our common stock (see "Stock Performance Comparison"). The Compensation Committee supplemented the information provided by the report with the independent knowledge of its members regarding salaries paid by other companies with similar sales that are both publicly and privately held. Utilizing this information, salaries for executive officers are set by the Compensation Committee, which targets and establishes base salaries in the middle third of the range.

        Bonus Compensation.    To provide incentive to the executive officers to achieve certain performance goals, the Compensation Committee administers a bonus program. In 1994 we adopted the Executive Bonus Plan, which provides for bonus payments of a percentage of base salary based upon the company's achievement of certain levels of earnings per share. The Executive Bonus Plan utilizes a sliding scale so that the percentage of base salary paid as bonus compensation increases as our earnings per share increase. The Executive Bonus Plan is designed to directly align the interests of the executive officers and the shareholders. The Executive Bonus Plan is subject to annual review. No bonuses were granted to the Named Executive Officers during 2002.

        Stock Options.    The Compensation Committee uses stock option grants to executive officers and other key employees to provide such individuals with incentives to remain in our employ and to work to maximize the value of our stock. The Compensation Committee views stock option grants as long-term compensation intended to directly align the executives' interest with the interests of the shareholders and to focus executive officers' interest in our long-term growth. Because stock options are also used by our competitors, the Compensation Committee believes that the granting of stock options is necessary to make our compensation package competitive. The Committee grants options that generally vest over a five-year period to encourage executives to remain in our employ.

        On May 10, 1994, the Board of Directors adopted the 1994 Stock Option Plan (the "1994 Plan"), which was approved at the subsequent annual meeting of the shareholders. Under the 1994 Plan, an aggregate of 300,000 shares of common stock are reserved for issuance to key employees and executive officers. The number of shares of common stock reserved under the 1994 Plan was established based on a review by the Committee of industry averages with respect to the percentage of outstanding shares reserved for stock option plans for executive officers and other persons.

        During the year 2002, no shares were granted under the 1994 Plan. As of December 31, 2002, a total of 254,335 shares have been granted under the 1994 Plan.

        On May 15, 1997, the Board of Directors adopted the 1997 Stock Option Plan (the "1997 Plan"), which was approved at the subsequent annual meeting of the shareholders. Under the 1997 Plan, an aggregate of 600,000 shares of common stock are reserved for issuance to key employees and executive officers. The number of shares of common stock reserved under the 1997 Plan was established based on a review by the Committee of industry averages with respect to the percentage of outstanding shares reserved for stock option plans for executive officers and other persons.

        During the year 2002, 75,000 shares were granted under the 1997 Plan. As of December 31, 2002, a total of 479,500 shares have been granted under the 1997 Plan.

        Other Benefit Programs.    In addition to the stock options, executive officers participate in other employee benefit programs including health insurance, group life insurance, and its 401(k) plans on the same basis as other employees.

        Limitation on Deductibility of Compensation Paid.    Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the company's chief executive officer and the four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Compensation Committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the long-term incentive compensation granted to its executive officers through option grants in a manner that is intended to avoid disallowance of deductions under Section 162(m). Nevertheless, there can be no assurance that compensation attributable to awards granted under the Plan will be treated as qualified performance-based compensation under Section 162(m). In addition, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of the company and its shareholders, after taking into consideration changing business conditions and the performance of its employees.

        Chief Executive Officer's 2002 Compensation.    The Compensation Committee's philosophy as to the annual compensation of Mr. Kwader, our Chief Executive Officer ("CEO"), has been to establish a base salary in the middle third of the range of salaries paid to the CEO's of companies in the paper industry with similar sales volumes. Additional annual incentive compensation to Mr. Kwader through the Executive Bonus Plan is based on our financial performance. We expect that Mr. Kwader's annual compensation will fluctuate, based on performance.

        Based on the Compensation Committee's review of salary ranges, Mr. Kwader's base salary for 2002 was set at an annual level of $500,016. For the year ended December 31, 2002, Mr. Kwader did not earn any incentive compensation relative to the Executive Bonus Plan.

        The Compensation Committee's approach to the long-term compensation of the CEO is to provide for retirement through our 401(k) plans and to award stock options. As of December 31, 2002, Mr. Kwader has options for 174,750 shares of common stock, of which 159,150 were vested. The Compensation Committee believes that the stock option plans help to focus Mr. Kwader on our long-term performance.

Compensation Committee of the Board of Directors (as of December 31, 2002)

Jon H. Miller, Chair K. Peter Norrie Elmar B. Schulte

Report of the Audit Committee

        The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of FiberMark's accounting functions and internal controls. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. The Audit Committee oversees our financial reporting process on behalf of our Board of Directors, reviews our financial disclosures, and meets privately, outside the presence of our management, with our independent auditors to discuss our internal accounting control policies and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee reports on these meetings to our Board of Directors. The Audit Committee also considers and recommends the selection of our independent auditors, reviews the performance of the independent auditors in the annual audit and in assignments unrelated to the audit, and reviews the independent auditors' fees. The Audit Committee operates under a written charter adopted by our Board of Directors that was attached as Appendix A to our 2002 proxy statement.

        The Audit Committee is composed of three non-employee directors, each of whom is an "independent director" under the rules of the New York Stock Exchange governing the qualifications of the members of audit committees. The Audit Committee held nine meetings (including seven teleconference meetings) during the fiscal year ended December 31, 2002. The meetings were designed to facilitate and encourage communication between members of the Audit Committee and management as well as private communication between the members of the Audit Committee and our independent public auditors, KPMG LLP.

        The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from FiberMark and its management, including the matters in the written disclosures we received from the auditors as required by Independence Standards Board Standard No. 1., Independence Discussions with Audit Committees, and considered the compatibility of non-audit services with the auditors' independence.

        Based on its review and discussions, the Audit Committee recommended to our Board of Directors (and the Board of Directors has approved) that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002. The Audit Committee and Board of Directors also have recommended, subject to ratification by the shareholders, the selection of KPMG LLP as our independent auditors for fiscal 2003.

Audit Committee of the Board of Directors (as of December 31, 2002)

Edward P. Swain, Jr., Chair Brian C. Kerester Glenn S. McKenzie

        Effective February 19, 2003, as described in the section titled "Board of Directors Meetings and Committees" above, the Audit Committee was reconstituted to comprise Messrs. McKenzie (Chair), Schulte and Kerester.

Independent Auditors Fees and Other Matters

Audit Fees

        The following table shows the fees paid for the audit and other services provided by KPMG LLP for the fiscal year ended December 31, 2002, reflecting invoices received as of February 24, 2003 prior to completion of all audit billing for this fiscal year.

Audit Fees(1)	$580,597
Financial Information Systems Design and Implementation Fees	—
All Other Fees(2)	116,473

Total	$697,070

1.
Audit services rendered in connection with the company's financial statements and the reviews of the financial statements included in each of the company's Quarterly Reports on Form 10-Q.
2.
Professional services associated with tax preparation and tax consulting services

Stock Performance Comparison

        The following chart shows the value of an investment of $100 on December 31, 1997, in (i) FiberMark stock, (ii) the Russell 2000 Index, a published index, as weighted by market capitalization, and (iii) a custom peer group, as calculated by Media General, weighted by market capitalization. All values assume reinvestment of the full amount of all dividends.

        We believe the Russell 2000 Index is the closest broad market index representing companies with smaller market capitalization. We chose a custom peer group because existing indices do not accurately reflect our businesses. The members of FiberMark's peer group were chosen because they are specialty fiber materials producers with similar market capitalization, including Buckeye Technology, Inc., Caraustar Industries, Inc., P.H. Glatfelter Co., Lydall, Inc. and Wausau-Mosinee Paper Corp.

5-YEAR CUMULATIVE TOTAL RETURN COMPARISON
FIBERMARK, INC., RUSSELL 2000 INDEX AND PEER GROUP INDEX

ASSUMES $100 INVESTED ON DECEMBER 31, 1997 AND ANY DIVIDENDS
WERE REINVESTED FISCAL YEAR ENDING DECEMBER 31, 2002

CERTAIN TRANSACTIONS

        We have entered into indemnity agreements with certain executive officers and directors which provide, among other things, that we will indemnify such executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines, and settlements he may be required to pay in actions or proceedings which he is or may be made a party by reason of his position as a director, executive officer, or other agent of the company, and otherwise to the full extent permitted under Delaware law and our bylaws.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act, as amended, requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of stock and other FiberMark equity securities. Executive officers, directors, and greater than 10% shareholders are required by the SEC regulation to furnish us with copies of all reports they file under Section 16(a) of the Exchange Act.

        To the best of our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2002, we believe that all of our directors, executive officers and 10% shareholders complied with their Section 16(a) filing obligations.

OTHER MATTERS

        The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors /s/ PETER B. TARR Peter B. Tarr Secretary and General Counsel
Brattleboro, Vermont March 28, 2003

ANNUAL MEETING OF SHAREHOLDERS OF

FIBERMARK, INC.

May 21, 2003

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

         Please detach and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE
IN BLUE OR BLACK INK AS SHOWN HERE    ☒

1. Election of Directors:				2. Ratification of KPMG LLP as independent auditors.	FOR ☐	AGAINST ☐	ABSTAIN ☐
NOMINEES:
☐	FOR ALL NOMINEES	O	Alex Kwader	In their discretion, the proxies are authorized to vote upon such other
		O	Brian C. Kerester	business as may properly come before the meeting.
☐	WITHHOLD AUTHORITY	O	Marion A. Keyes, IV
	FOR ALL NOMINEES	O	Glenn S. McKenzie	THIS PROXY WILL BE VOTED ACCORDING TO YOUR
		O	A. Duncan Middleton	INSTRUCTIONS. IF YOU SIGN AND RETURN THE CARD BUT DO
☐	FOR ALL EXCEPT	O	Jon H. Miller	NOT VOTE ON ALL THESE MATTERS, THEN PROPOSALS 1 AND 2,
	(See instructions below)	O	K. Peter Norrie	IF UNMARKED, WILL RECEIVE "FOR" VOTES.
		O	Elmar B. Schulte
		O	Edward P. Swain, Jr.
INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐	Mark here if you plan to attend the Annual Meeting ☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

FIBERMARK, INC.

P. O. Box 498, Brattleboro, Vermont 05302

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 21, 2003

Hale and Dorr LLP

60 State Street

Boston, Massachusetts

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Alex Kwader, Bruce Moore, and Peter B. Tarr, or any of them, ttorneys and proxies with full power of substitution in each of them, in the name, place, and stead of the undersigned to vote as proxy all the stock of the undersigned in FiberMark, Inc.

        Please sign and date on the reverse side and mail promptly. You are encouraged to specify your choices by marking the appropriate boxes on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. If you do not sign and return a proxy or attend the meeting and vote by ballot, your shares cannot be voted.

(Continued and to be signed on other side)

SEE REVERSE SIDE

QuickLinks

PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION AND OTHER INFORMATION
Summary Compensation Table
Individual Option Grants